Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

David L. Price

Chief Financial Officer

EDGAR Online, Inc.

(212) 457-8200

dprice@edgar-online.com

EDGAR Online, Inc. Files Investor Presentation in connection with

November 18, 2010 Meeting of Stockholders to Vote on Transactions

Contemplated by the Merger Agreement with UBmatrix, Inc.

EDGAR Online Board Recommends Stockholders Vote FOR the Stock Issuances

Contemplated by the Merger Agreement and Related Preferred Stock

Purchase Agreement

NEW YORK, NY – October 21, 2010 – EDGAR® Online®, Inc. (NASDAQ: EDGR), today announced that the Company has filed with the Securities and Exchange Commission (“SEC”) an investor presentation highlighting a number of important facts pertaining to its previously announced merger agreement with UBmatrix, Inc. and a related preferred stock purchase agreement entered into with certain stockholders of UBmatrix, pursuant to which EDGAR Online will acquire UBmatrix. The merger will be an all equity transaction with the issuance by EDGAR Online of preferred and common shares equal to approximately 16% of the Company’s common stock on a fully diluted basis, subject to post-closing adjustments. Pursuant to the preferred stock purchase agreement, current UBmatrix shareholders have agreed to invest an additional $2 million in cash into the Company through the purchase of additional EDGAR Online preferred shares.

The facts contained in the investor presentation related primarily to the operational and strategic rationales for the transaction. EDGAR Online intends to use this investor presentation when discussing the UBmatrix transaction with stockholders in advance of the stockholders meeting. The complete investor presentation is available in the “Investor Relations” section of EDGAR Online’s website at www.edgar-online.com or at the SEC’s website, www.sec.gov.

The transactions will be considered at EDGAR Online’s 2010 Annual Meeting of Stockholders, which is scheduled for November 18, 2010. EDGAR Online stockholders of record as of the close of business on October 11, 2010, are entitled to notice of, and to vote at, the meeting. EDGAR Online filed with the SEC its definitive proxy materials for the Annual Meeting of Stockholders on October 20, 2010.

The EDGAR Online Board of Directors recommends stockholders vote FOR the proposals relating to the UBmatrix transactions today – by telephone, by Internet or by signing, dating and returning the company’s proxy card.

Stockholders who have any questions or need assistance voting their shares should contact Domenick de Robertis at Alliance Advisors, EDGAR Online’s proxy solicitor, by calling 973-873-7700 or by e-mailing DDeRobertis@allianceadvisorsllc.com.

About XBRL

XBRL is a language for the electronic communication of business and financial data which is revolutionizing business reporting around the world. In 2009, the SEC mandated that public companies submit XBRL documents to the SEC along with their quarterly, annual, and other public filings over a three-year phase-in period. The US FDIC has been collecting reports in XBRL since 2005. The HM Revenue and Customs (HMRC) has mandated that all companies submit their annual tax filings in XBRL to the HMRC beginning in April 2011. In addition, banking, financial and tax regulators in Australia, China, France, Germany, Japan, and other countries across the globe are adopting XBRL as a regulatory standard as it improves the efficiency and transparency regulatory compliance.

About EDGAR® Online, Inc.

EDGAR Online, Inc. (www.edgar-online.com) (NASDAQ: EDGR) is a leader in the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets. The company delivers its information products via online subscriptions and data licenses directly to end-users, embedded in other web sites and through a variety of redistributors. EDGAR Online has also developed proprietary automated systems that allow for the rapid conversion of data and is a pioneer and leader in XBRL. The company uses its automated processing platform and its expertise in XBRL to produce both datasets and tools and to assist organizations with the creation, management and distribution of XBRL financial reports.

About UBmatrix

UBmatrix, Inc. (www.ubmatrix.com) is the leading provider of XBRL-based software solutions for global organizations and enterprises, enabling them to more efficiently and effectively address the challenges of business and financial information management, Governance, Risk and Compliance and external reporting. UBmatrix markets through an extensive network of OEM partners, including Oracle, SAP, Information Builders, and Wolters Kluwer, and implementation partners including Aguilonius Consulting, CapGemini, Ciber, CSC, Deloitte, INMAN, Kolon-Benit, NTT Data, and Umanis. Users of UBmatrix solutions include the FDIC, Banque de France, and Keane Federal Systems under contract to the U.S. Securities and Exchange Commission. UBmatrix XBRL solutions increase operational efficiency and financial transparency, and ensure reporting accuracy and regulatory compliance. UBmatrix is based in Silicon Valley with development centers in Bellevue, WA, and New Delhi, India.

Use of Forward-Looking Statements

Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this press release. These statements relate to future events and/or our future financial performance and include, without limitation, statements regarding our future growth prospects, future demand for our XBRL business, future innovations in our data and solutions and subscriptions business, the integration of UBmatrix into our business and the approval by our shareholders of certain transactions contemplated by the merger agreement. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the SEC, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, (x) changes in our business strategies and (xi) risks relating to the merger with UBmatrix, Inc. and the integration of its business into ours.

Where You Can Find More Information

In connection with the proposed issuances of EDGAR Online stock in the above-described transactions, EDGAR Online filed a definitive proxy statement with the SEC on October 20, 2010 and a definitive proxy statement and form of proxy, as well as additional proxy materials, were mailed to EDGAR Online’s stockholders beginning on or about this date. EDGAR Online urges investors and security holders to read the proxy statement regarding the proposed issuances when it becomes available because it will contain important information about the proposed transactions. You may obtain copies of all documents filed with the SEC regarding these transactions, free of charge, at the SEC’s web site (www.sec.gov). You may also obtain these documents free from EDGAR Online at www.edgar-online.com, or by contacting the EDGAR Online Investor Relations Department at (203) 852-5660.

Participants in the Solicitation

EDGAR Online and its directors, executive officers and certain other members of management and employees may be soliciting proxies from EDGAR Online stockholders in favor of the stock issuances. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the EDGAR Online stockholders in connection with the proposed stock issuances will be set forth in the proxy statement when it is filed with the SEC. You can find information about EDGAR Online’s executive officers and directors in the proxy statement for EDGAR Online’s 2010 annual meeting of stockholders, filed with the SEC on October 20, 2010. Free copies of this document may be obtained from EDGAR Online as described above.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.